                            ASSET PURCHASE AGREEMENT



                                    BETWEEN



                              JAVA CENTRALE, INC.



                                      AND



                          THE GOOD FOOD FAST COMPANIES





















                         DATED AS OF NOVEMBER 22, 1996

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                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----


1.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

2.  DEPOSITS.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
    (a)  INITIAL DEPOSIT . . . . . . . . . . . . . . . . . . . . . . . . . .  5
    (b)  SECOND DEPOSIT. . . . . . . . . . . . . . . . . . . . . . . . . . .  5
    (c)  TREATMENT OF THE DEPOSITS IF NO CLOSING OCCURS. . . . . . . . . . .  5
    (d)  INTEREST ON THE DEPOSITS. . . . . . . . . . . . . . . . . . . . . .  6

3.  BASIC TRANSACTION. . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
    (a)  PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . . . .  6
    (b)  ASSUMPTION OF LIABILITIES . . . . . . . . . . . . . . . . . . . . .  6
    (c)  THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
    (d)  EFFECTIVE DATE
    (e)  PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . . . . .  7
    (f)  DELIVERIES AT THE CLOSING . . . . . . . . . . . . . . . . . . . . .  7
    (g)  ALLOCATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
    (h)  RISK OF LOSS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
    (i)  POST-CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

4.  REPRESENTATIONS AND WARRANTIES OF THE SELLER . . . . . . . . . . . . . .  9
    (a)  ORGANIZATION, STANDING AND POWER. . . . . . . . . . . . . . . . . .  9
    (b)  AUTHORIZATION OF TRANSACTION. . . . . . . . . . . . . . . . . . . .  9
    (c)  NONCONTRAVENTION. . . . . . . . . . . . . . . . . . . . . . . . . . 10
    (d)  NO CONSENTS OR APPROVALS REQUIRED . . . . . . . . . . . . . . . . . 10
    (e)  FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . 10
    (f)  UNDISCLOSED LIABILITIES . . . . . . . . . . . . . . . . . . . . . . 10
    (g)  TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
    (h)  TITLE TO ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . 11
    (i)  TANGIBLE ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . 11
    (j)  INTELLECTUAL PROPERTY . . . . . . . . . . . . . . . . . . . . . . . 11
    (k)  INVENTORY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
    (l)  REAL PROPERTY LEASE . . . . . . . . . . . . . . . . . . . . . . . . 11
    (m)  CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    (n)  ACCOUNTS RECEIVABLE . . . . . . . . . . . . . . . . . . . . . . . . 13
    (o)  POWERS OF ATTORNEY. . . . . . . . . . . . . . . . . . . . . . . . . 14
    (p)  INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
    (q)  LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
    (r)  EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
    (s)  EMPLOYEE BENEFITS . . . . . . . . . . . . . . . . . . . . . . . . . 15
    (t)  GUARANTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
    (u)  ENVIRONMENT, HEALTH, AND SAFETY . . . . . . . . . . . . . . . . . . 15
    (v)  LEGAL COMPLIANCE. . . . . . . . . . . . . . . . . . . . . . . . . . 17
    (w)  DISCLOSURE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    (x)  FINDERS', BROKERS', AND AGENTS' FEES. . . . . . . . . . . . . . . . 17
    (y)  EXEMPTION FROM REGISTRATION . . . . . . . . . . . . . . . . . . . . 18
    (z)  DESIGNATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

5.  REPRESENTATIONS AND WARRANTIES OF THE BUYER. . . . . . . . . . . . . . . 18
    (a)  ORGANIZATION OF THE BUYER . . . . . . . . . . . . . . . . . . . . . 18
    (b)  CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . 19


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    (c)  PURCHASE SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    (d)  AUTHORIZATION OF TRANSACTION. . . . . . . . . . . . . . . . . . . . 19
    (e)  NONCONTRAVENTION. . . . . . . . . . . . . . . . . . . . . . . . . . 19
    (f)  FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . 19
    (g)  LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
    (h)  ENVIRONMENT, HEALTH, AND SAFETY . . . . . . . . . . . . . . . . . . 20
    (i)  BROKERS' FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
    (j)  BUYER'S FINANCING DOCUMENTS . . . . . . . . . . . . . . . . . . . . 20
    (l)  LEGAL COMPLIANCE. . . . . . . . . . . . . . . . . . . . . . . . . . 21
    (m)  EQUITY FINANCING. . . . . . . . . . . . . . . . . . . . . . . . . . 21

6.  PRE-CLOSING COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . 21
    (a)  GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
    (b)  NOTICES AND CONSENTS. . . . . . . . . . . . . . . . . . . . . . . . 22
    (c)  OPERATION OF BUSINESS . . . . . . . . . . . . . . . . . . . . . . . 22
    (d)  PRESERVATION OF BUSINESS. . . . . . . . . . . . . . . . . . . . . . 22
    (f)  FULL ACCESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    (g)  NOTICE OF DEVELOPMENTS. . . . . . . . . . . . . . . . . . . . . . . 22
    (h)  EXCLUSIVITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
    (i)  FOREIGN PERSON AFFIDAVIT. . . . . . . . . . . . . . . . . . . . . . 23

7.  CONDITIONS TO OBLIGATION TO CLOSE. . . . . . . . . . . . . . . . . . . . 23
    (a)  CONDITIONS TO OBLIGATION OF THE BUYER . . . . . . . . . . . . . . . 23
    (b)  CONDITIONS TO OBLIGATIONS OF THE SELLER . . . . . . . . . . . . . . 24

8.  TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    (a)  TERMINATION OF AGREEMENT. . . . . . . . . . . . . . . . . . . . . . 25
    (b)  EFFECT OF TERMINATION . . . . . . . . . . . . . . . . . . . . . . . 26

9.  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    (a)  OBLIGATION OF THE SELLER TO INDEMNIFY.  . . . . . . . . . . . . . . 26
    (b)  OBLIGATIONS OF THE BUYER. . . . . . . . . . . . . . . . . . . . . . 27
    (c)  METHOD OF ASSERTING CLAIMS FOR INDEMNIFICATION. . . . . . . . . . . 28
    (d)  MEANS OF INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . 28
    (e)  SURVIVAL OF RIGHTS TO INDEMNIFICATION . . . . . . . . . . . . . . . 28

10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . 29

11. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
    (a)  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
    (b)  FURTHER ASSURANCES. . . . . . . . . . . . . . . . . . . . . . . . . 30
    (c)  COSTS AND EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . 30
    (d)  TIME. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
    (e)  ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . 30
    (f)  AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
    (g)  ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
    (h)  CHOICE OF LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
    (i)  HEADINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
    (j)  NUMBER AND GENDER . . . . . . . . . . . . . . . . . . . . . . . . . 31
    (k)  CONSTRUCTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
    (l)  EFFECT OF WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . 31
    (m)  SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . 31


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    (n)  ENFORCEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
    (o)  BINDING NATURE. . . . . . . . . . . . . . . . . . . . . . . . . . . 34
    (p)  NO THIRD-PARTY BENEFICIARIES. . . . . . . . . . . . . . . . . . . . 34
    (q)  COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
    (r)  PRESS RELEASES AND ANNOUNCEMENTS. . . . . . . . . . . . . . . . . . 34


EXHIBITS

Exhibit A          List of Acquired Assets
Exhibit B          List of Assumed Liabilities
Exhibit C          Convertible Subordinated Note
Exhibit D          Buyer's Guarantee Agreement
Exhibit E          Security Agreement
Exhibit F          Certificate of Determination of Buyer's Series A Preferred
                   Stock
Exhibit G          Bill of Sale
Exhibit H          Assignment and Assumption Agreement
Exhibit I          Allocation Schedule
Exhibit J          September P&L's
EXHIBIT K          Intercreditor Agreement






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                            ASSET PURCHASE AGREEMENT


    THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into November
22, 1996, by and between The Good Food Fast Companies, a Nevada corporation (the "Buyer"), and Java Centrale, Inc., a California corporation (the "Seller"). The Buyer and the Seller may be collectively referred to herein as the "Parties."


                                R E C I T A L S

    A. This Agreement contemplates a transaction in which the Buyer or one of its wholly-owned subsidiaries will purchase from the Seller the Oh-La-La! Division, an unincorporated operating division of the Seller (the "Division"), in return for cash and certain obligations and securities of the Buyer (the "Acquisition").

    B. The assets to be acquired by the Buyer pursuant to this Agreement are listed in Exhibit "A" and the liabilities to be assumed by the Buyer are listed in Exhibit "B." No other assets or liabilities of the Seller are intended to be transferred by virtue of this Agreement.


                               A G R E E M E N T

    NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:


    1.   DEFINITIONS.

    "Acquired Assets" means all of the Seller's right, title, and interest to and in those assets, property, rights, privileged, claims, and contracts of every kind and nature, real and personal, tangible and intangible, wherever located, which are used in connection with the operation of the Division, as more fully described in Exhibit "A" hereto.

    "Acquisition" has the meaning set forth in Recital A, above.

    "Adverse Consequences" means all charges, complaints, notices, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before an arbitrator.


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    "Affiliate" means a person who or which, directly or through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

    "Allocation Schedule" has the meaning set forth in Section 3(f) below.

    "Assumed Liabilities" means only those certain real estate leases and leasehold improvements used by the Seller in connection with, or that relate to, the operation of the Division, and those specific real estate improvement loans (which shall not exceed Fifty Thousand Dollars ($50,000) in principal balance), which are described in Exhibit "B" hereto.

    "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably form the basis for any specified consequence.

    "Buyer" has the meaning set forth in the preface above.

    "Buyer Financial Statements" has the meaning set forth in Section 4(e) below.

    "Buyer Subsidiary" has the meaning set forth in the preface above.

    "Closing" has the meaning set forth in Section 3(c) below.

    "Closing Date" has the meaning set forth in Section 3(c) below.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Deposits" includes the Initial Deposit and the Second Deposit.

    "Disclosure Schedule" has the meaning set forth in Section 4 below.

    "Division" means that unincorporated division of the Seller known generally as Oh-La-La! Espresso Bars & Cafes.

    "Effective Date" shall have the meaning set forth in Section 3(d), below.

    "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan,
(b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.


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    "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

    "Financial Statements" has the meaning set forth in Section 4(d) below.

    "GAAP" means United States generally accepted accounting principles as in effect from time to time.

    "Indemnitee" has the meaning set forth in Section 9(c) below.

    "Indemnitor" has the meaning set forth in Section 9(c) below.

    "Initial Deposit" means the Twenty-Five Thousand Dollar ($25,000) deposit paid by the Buyer to the Seller at the time the Letter of Intent between the parties was executed.

    "Intellectual Property" means all (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, and documentation, (f) trade secrets and confidential business information (including ideas, formulas, recipes, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, (h) copies and tangible embodiments thereof (in whatever form or medium), and (i) all registrations or applications for registration of any of them.

    "Intercreditor Agreement" means that certain agreement between the Seller and Sirrom Capital Corporation ("Sirrom") of even date herewith, a copy of which is attached to this agreement as Exhibit K, defining the relative priorities of the security interests held by the Seller and Sirrom in the assets securing the Note.

    "Knowledge" means the actual knowledge of one or more officers and/or directors of the Party in question.

    "Law(s)" shall mean any statute, regulation, rule, judgment, ordinance, order, decree, stipulation, injunction, charge, or other restrictions of any federal, state, or local government, governmental agency, or court.

    "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

    "Material Adverse Effect" means (a) an adverse effect of $10,000 or more upon the business, operations, properties, assets or condition (financial or otherwise) of (i) the Division or (ii) the Buyer, as the context requires, or
(b) the impairment in any material respect of the ability of the Division to operate in the Ordinary Course of Business. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

    "Note" has the meaning set forth in Section 3(e)(iv) below.

    "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

    "Party" has the meaning set forth in the preface above.

    "Purchase Price" has the meaning set forth in Section 3(e) below.

    "Purchase Shares" has the meaning set forth in Section 3(e)(v) below.

    "PWCC" means Pacific West Coffee Company, a California corporation and a wholly-owned subsidiary of the Buyer.

    "Reportable Event" has the meaning set forth in ERISA Section 4043.

    "Second Deposit" means the deposit of Seventy-Five Thousand Dollars ($75,000) made by the Buyer to the Seller at the time this Agreement was entered into.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Security Agreement" means the Security Agreement entered into between the Seller and the Buyer or one of its wholly-owned subsidiaries, a copy of which is attached hereto as Exhibit E, in connection with the Buyer's obligations under the Note.

    "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) construction, mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable,
(c) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, (d) liens arising in connection with sales of foreign receivables, (e) liens on goods in transit incurred pursuant to documentary letters of credit, (f) purchase money liens and liens securing rental payments under capital lease arrangements, and (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

    "Seller" has the meaning set forth in the preface above.

    "September P&L's" has the meaning set forth in Section 4(e) below.

    "Sirrom" means Sirrom Capital Corporation, a Tennessee corporation.

    "Subsidiary" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

    "Tax" means any federal, state, local, or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated, or other tax, including any interest, penalty, or addition thereto, whether disputed or not.

    "Third-Party Claim" has the meaning set forth in Section 9(c) below.


    2.   DEPOSITS.

         (a) INITIAL DEPOSIT. Prior to the date on which this Agreement was entered into, the Buyer paid the Seller a deposit (the "Initial Deposit") equal to Twenty-Five Thousand Dollars ($25,000). The Buyer and the Seller mutually agree that upon Closing the Initial Deposit shall be considered to be part of the Purchase Price for the Acquired Assets.

         (b) SECOND DEPOSIT. The Buyer shall pay to the Seller an additional deposit in the amount of Seventy-Five Thousand Dollars ($75,000) (the "Second Deposit" and, together with the Initial Deposit, the "Deposits") on the date on which this Agreement is entered into. The Buyer and the Seller mutually agree that upon Closing the Second Deposit shall be considered to be part of the Purchase Price for the Acquired Assets.

         (c)  TREATMENT OF THE DEPOSITS IF NO CLOSING OCCURS.

              (i) If for any reason a Closing does not occur as provided herein, notwithstanding the fact that as of the time described in Section 8(a)(ii)(B), the Seller is ready and able to perform all of the obligations specified in section 7(a), then effective as of that date both of the Deposits shall be forfeited to the Seller, and the Buyer shall have no further rights to or claim on the Deposits.

              (ii) If for any reason a Closing does not occur as provided herein, notwithstanding the fact that as of the time described in Section 8(a)(ii)(B), the Buyer is ready and able to perform all of the obligations specified in Section 7(b), then both of the Deposits shall be returned to the Buyer, without interest thereon, and the Seller shall have no further rights to or claim on the Deposits; PROVIDED, HOWEVER, that the Seller may retain a total of Seven Thousand Five Hundred Dollars ($7,500) of the Deposits as partial compensation for its legal fees and expenses in connection with this Agreement and the transactions described herein.

         (d) INTEREST ON THE DEPOSITS. Whether or not any Closing ever takes place, the Seller shall be entitled to all interest which may be earned on both Deposits from and after the date on which they were originally paid to the Seller.


    3.   BASIC TRANSACTION.

         (a) PURCHASE AND SALE OF ASSETS. For the consideration specified below in this Section 3, and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets. The Buyer shall not acquire, and the Seller shall not convey, any other asset of the Buyer not included within the definition of Acquired Assets set forth in
Section 1, above.

         (b) ASSUMPTION OF LIABILITIES. Subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities from and after the Closing. The Buyer shall not assume any other obligation or Liability of the Seller not included within the definition of Assumed Liabilities set forth in Section 1, above.

         (c) THE CLOSING. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Seller's counsel, Rosenblum, Parish & Isaacs, PC, in San Francisco, California, on a mutually agreeable date on or before December 10, 1996, commencing at 11:00 A.M. local time (the "Closing Date"), or at such later time as the Buyer and the Seller shall agree. A pre-closing shall be held on the business day immediately preceding the Closing Date at the same location and beginning at 10:00 A.M. local time. To the extent practical, the Parties shall try to handle as much of the Closing by mail as they reasonably can.

         (d) EFFECTIVE DATE. The effective date of this Agreement and the transactions contemplated herein (the "Effective Date") shall for all purposes be deemed to be 5:00 P.M., local time, on: (i) December 1, 1996, in the event that the Closing shall take place on or before December 10, 1996, or (ii) the actual Closing Date if the Closing Date occurs after December 10, 1996.

         (e) PURCHASE PRICE. The purchase price for the Acquired Assets (the "Purchase Price") shall be and include:

              (i) the Buyer's assumption of the Assumed Liabilities;

              (ii) the full amount of the Initial Deposit and the Second Deposit, amounting in the aggregate to One Hundred Thousand Dollars ($100,000);

              (iii) One Million One Hundred Fifty Thousand Dollars ($1,150,000) in cash;

              (iv) a three-year secured convertible subordinated note from Pacific West Coffee Company, a wholly-owned subsidiary of the Buyer ("PWCC") to the Seller, in the total principal amount of Seven Hundred Fifty Thousand Dollars ($750,000), bearing interest at the rate of nine percent (9%) per year from the Closing Date and otherwise in the form and including the terms and conditions set forth in Exhibit C to this Agreement (the "Note"); and

              (v) 233,333 shares of the Buyer's Cumulative Convertible Preferred Stock, Series A (the "Purchase Shares"), which shall have the rights, preferences, and privileges set forth in the Certificate of Determination attached hereto as Exhibit "E" to this Agreement.

         (f)  DELIVERIES AT THE CLOSING.  At the Closing,

              (i)  The Seller will deliver to the Buyer:

                   (A) the various certificates, instruments, and documents referred to in Section 7(a) below,

                   (B) duly executed and (if appropriate) acknowledged assignments of all real property leases and lease improvement loans which are included in the Acquired Assets,

                   (C) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request,

                   (D) a current UCC-1 search profile reflecting claims or security interests that may affect or relate to any of the Acquired Assets as of the Closing Date,

                   (E) a list of the locations of any and all deposits pertaining to the leases included in the Acquired assets,

                   (F) a duly executed Bill of Sale and Assignment, in substantially the form of Exhibit "F" attached hereto,

                   (G) an affidavit from the Seller to the Buyer pursuant to Sections 897 and 1445(b)(2) of the Code, stating under penalty of perjury that the Seller is not a foreign person and providing the Seller's U.S. taxpayer identification number, and

                   (H) an executed Intercreditor Agreement between the Seller and Sirrom; and

              (ii) The Buyer will deliver to the Seller:

                   (A) the various certificates, instruments, and documents referred to in Section 7(b) below,

                   (B) a duly executed assumption of the Assumed Liabilities in the form attached hereto as Exhibit "G,"

                   (C) a certified or cashier's check, or a duly certified wire transfer of funds, in the amount of One Million One Hundred Fifty Thousand Dollars ($1,150,000),

                   (D)  the executed Note,

                   (E) a share certificate representing the shares of the Purchase Shares specified in Section 2(d) above, and

                   (F) a Guarantee Agreement, guaranteeing payment in full of the Note, in the form and including the terms and conditions set forth in Exhibit D to this Agreement.

         (g) ALLOCATION. The Parties agree to value the Purchase Shares representing a portion of the Purchase Price, and to allocate the Purchase Price (and all other capitalized costs) among the Acquired Assets for tax purposes, in accordance with a mutually and reasonably acceptable allocation schedule to be delivered at the Closing (the "Allocation Schedule") and complete an Asset Acquisition Statement (IRS Form 8594), which Allocation Schedule shall thereupon be attached to this Agreement as Exhibit "H."

         (h)  RISK OF LOSS.

              (i) The Seller assumes all risk of material loss or damage to the Acquired Assets, from any cause whatsoever, up to the Closing Date. If material loss or damage to the Acquired Assets occurs, the Buyer shall have the option to terminate this Agreement and, if the Buyer does so, all rights and obligations of the Parties shall terminate without liability to either Party. Within ten (10) calendar days after receiving written notice from Seller of material loss or damage to the Acquired Assets, Buyer shall notify Seller of its decision to terminate this Agreement. If Buyer does not timely notify Seller of its decision to terminate, this Agreement shall remain in full force and effect; HOWEVER, the Purchase Price shall be adjusted at the Closing to reflect such loss or damage to the extent that such loss or damage is not payable from insurance with respect to which the insurer has already agreed to the existence and amount of the coverage and the Seller assigns to the Buyer at the Closing the right to such insurance proceeds. If the Parties are unable to agree on the materiality or the amount of said adjustment, the dispute shall be determined by a panel consisting of an independent appraiser selected by each of the Parties and a third appraiser selected by the other two appraisers, and that determination shall be binding on both Parties. The Parties shall each pay one-half of the expenses incurred in connection with any such appraisal.

              (ii) Except as provided in Section 9, below, the Buyer assumes all risk of loss to the Acquired Assets, from any cause whatsoever, from and after the Closing Date.

         (i) POST-CLOSING.

              (i) After the Closing, the Seller shall cooperate fully with the Buyer in the preparation of tax returns, and shall provide, at the Seller's expense, any requested records and other information to assist the Buyer in the preparation of tax returns or in connection with an audit, inquiry, investigation, or examination of any of the Buyer's tax returns, books, or records relating to the Acquired Assets.

              (ii) The Buyer and the Seller shall jointly determine the amount of any sales taxes which may be payable in connection with the transactions contemplated in this Agreement. Within thirty (30) days after the Closing Date, the Seller shall make a payment to the Buyer equal to one-half (50%) of the agreed-upon sales tax liability.


    4. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

         (a) ORGANIZATION, STANDING AND POWER. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of California, and is in good standing and qualified to do business under the Laws of each jurisdiction in which the nature of its business or leasing of its properties requires such qualification, where the failure to be so qualified would have a Material Adverse Effect. The Seller has full corporate power and authority to carry on the business in which it is engaged and to own and use the Acquired Assets.

         (b) AUTHORIZATION OF TRANSACTION. The Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the Board of Directors of the Seller has duly authorized the execution, delivery, and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the rights and remedies of creditors generally and (ii) general principles of equity.

         (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any Law to which the Seller is subject or any provision of the Seller's Articles of Incorporation or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject, or result in the imposition of any Security Interest upon any of its assets.

         (d) NO CONSENTS OR APPROVALS REQUIRED. The consummation of the sale of the Acquired Assets by the Seller pursuant to this Agreement does not require any order, consent, approval of, or filing or registration with, any government, governmental agency, bureau, board, commission, court, department, or other instrumentality of the federal or California governments, except for compliance with California securities laws, where applicable. All required proceedings and other action to assure compliance with applicable bulk sales and specific asset transfer laws, if necessary, have been duly taken.

         (e) FINANCIAL STATEMENTS. Attached hereto as Exhibit "I" are unaudited monthly profit and loss statements for each of the individual stores which comprise the Division, prepared by the Seller, for the month of September, 1996 (the "September P&L's"). The September P&L's are correct and complete in all material respects, and are consistent with the books and records of the Seller; PROVIDED, HOWEVER, that the September P&L's are subject to normal year-end adjustments which, with respect to the period prior to the Closing Date, will not to the Knowledge of the Seller, be material.

         (f) UNDISCLOSED LIABILITIES. In connection with the Acquired Assets, Seller has no Liability (and there is no Basis for any present or future Adverse Consequence against Seller giving rise to any Liability) relative to the Acquired Assets or to the operation of the Division, except for Liabilities which (i) are set forth in the face of the Seller's unaudited financial statements for the period ended June 30, 1996, (ii) have arisen after September 30, 1996 in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law or arose out of any Adverse Consequence, other than in the Ordinary Course of Business) and

(iii) are actually disclosed in the footnotes to Seller's audited financial statements as of March 31, 1996 and for the period then ended.

         (g) TAX MATTERS. The Seller has filed all Tax reports and returns, relative to the Division and/or the Acquired Assets, that it is required to file. All such reports and returns were correct and complete in all material respects. All Taxes owed by the Seller relative to the Division and/or the Acquired Assets (whether or not shown on any report or return, and including sales taxes arising from the sale of the Acquired Assets) have been paid or provided for. The Seller currently is not the beneficiary of any extension of time within which to file any report or return. There are no Security Interests on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any tax, and the Seller has no Knowledge of any Basis for the imposition of such a Security Interest in the future.

         (h) TITLE TO ASSETS. The Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

         (i) TANGIBLE ASSETS. Each of the Acquired Assets that is a tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         (j) INTELLECTUAL PROPERTY. The Seller uses, pursuant to a License Agreement dated July 14, 1992 between Oh-La-La! International, S.A. ("International") and PSSS, Inc. a Delaware corporation, which license was subsequently assigned to the Seller, certain Intellectual Property owned by International, consisting of the right to the name and style Oh-La-La!. The Seller does not own or use any other material Intellectual Property with respect to the Acquired Assets.

         (k) INVENTORY. None of the inventory of the Seller comprising part of the Acquired Assets is obsolete, damaged, or defective to such an extent as to cause a Material Adverse Effect, subject only to the reserve for inventory write-down set forth in the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller.

         (l) REAL PROPERTY LEASE. Exhibit "A" to this Agreement lists and describes briefly all real property leased or subleased to or by the Seller in connection with the Acquired Assets. The Seller has delivered to Buyer correct and complete copies of the leases and subleases listed in Exhibit "A." With respect to each lease and sublease listed in Exhibit "A," except as otherwise disclosed therein:

              (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

              (ii) there is no guarantee of the lease or sublease by any of the shareholders of the Seller or, to the Knowledge of the Seller, any other third party;

              (iii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

              (iv) to the Knowledge of the Seller, no party to the lease or sublease is in breach or default thereof in any material respect, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

              (v) to the Knowledge of the Seller, no party to the lease or sublease has repudiated any provision thereof;

              (vi) to the Knowledge of the Seller, there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

              (vii) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

              (viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Laws, where the failure to obtain such approvals or comply with applicable Laws would have a Material Adverse Effect; and

              (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

         (m)  CONTRACTS.

              (i) Section 4(m) of the Disclosure Schedule lists the following contracts, agreements, and other written arrangements to which the Seller is a party in connection with the Acquired Assets:

                   (A)  any area development agreement or franchise agreement;

                   (B) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $5,000 per annum;

                   (C) any written arrangement (or group of related written arrangements) for the purchase or sale of food, supplies, products, or other personal property or for the furnishing or receipt of services, that either calls for performance over a period of more than three (3) months or involves more than the sum of $10,000; or

                   (D) any written arrangement concerning partnership or joint venture;

                   (E) any written arrangement (or group of related written arrangements) under which the Seller has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) either (1) indebtedness (including capitalized lease obligations) involving more than $10,000 or (2) a Security Interest on any of its assets, tangible or intangible;

                   (F) any written arrangement concerning confidentiality or noncompetition;

                   (G) any written arrangement with any of its directors, officers, or employees in the nature of a collective bargaining agreement, employment agreement, or severance agreement;

                   (H) any written arrangement under which the consequences of a default or termination could have a Material Adverse Effect; or

                   (I) any other written arrangement (or group of related arrangements) either involving more than $10,000 or not entered into in the Ordinary Course of Business.

              (ii) The Seller has delivered to the Buyer a correct and complete copy of each written arrangement listed in Section 4(m) of the Disclosure Schedule (as amended to date). With respect to each written arrangement so listed: (A) the written arrangement is legal, valid, binding, enforceable, and in full force and effect; (B) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing; (C) to the Knowledge of the Seller, no party is in breach or default, and no event has occurred which with notice or lapse of time, or both, would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and (D) to the Knowledge of the Seller, no party has repudiated any provision of the written arrangement. The Seller is not a party to any binding verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in
Section 4(m) of the Disclosure Schedule under the terms of this Section 4(m).

         (n) ACCOUNTS RECEIVABLE. All accounts receivable of the Seller in connection with the Acquired Assets are reflected properly on its books and records, are valid receivables subject to no set-offs or counterclaims, are presently current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller.

         (o) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Seller which grant any other party the direct or indirect power or authority to convey, manage, or otherwise affect any of the Acquired Assets.

         (p)  INSURANCE.

              (i) Section 4(p) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to any of the Acquired Assets to which the Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time since its formation:

                   (A)  the name, address, and telephone number of the agent;

                   (B) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                   (C) the policy number and the period of coverage;

                   (D) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                   (E) a description of any retroactive premium adjustments or other loss-sharing arrangements.

              (ii) The Seller has delivered, or provided the Buyer access to, a corrected complete copy of each policy listed in Section 4(p) of the Disclosure Schedule (as amended to date). With respect to each such insurance policy:
(A) the policy is legal, valid, binding, enforceable, and currently in full force and effect; (B) neither the Seller nor, to the Knowledge of the Seller, any other party is in breach or default in any material respect (including with respect to the payment of premiums or the giving of notices), and, to the Knowledge of the Seller, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default in any material respect or permit termination, modification, or acceleration, under the policy; and (C) to the Knowledge of the Seller, no party to the policy has repudiated any provision thereof.

              (iii) The Seller has been covered since its original acquisition of the Acquired Assets by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

         (q) LITIGATION. Section 4(q) of the Disclosure Schedule sets forth each instance in which the Seller (A) is subject to any Adverse Consequence with respect to any of the Acquired Assets, or (B) is a party or, to the Knowledge of the Seller, is threatened to be made a party to any Adverse Consequence with respect to any of the Acquired Assets. The Seller has no reason to believe that any other Adverse Consequence with respect to any of the Acquired Assets may be brought or threatened against the Seller.

         (r) EMPLOYEES. To the Knowledge of any of the directors, officers and employees of the Seller with responsibility for employment matters of the Seller, no key employee or group of employees employed by the Division has any plans to terminate employment upon the consummation of the transactions contemplated by this Agreement. The Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes with any of its employees employed at any of the Division. The Seller has not committed any unfair labor practice in connection with any such employees. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees employed at any of the Division.

         (s) EMPLOYEE BENEFITS. The Seller does not have any Employee Benefit Plan that is a defined benefit plan. The Seller does not have any unfunded liability with respect to any Employee Benefit Plan. There is no Basis for any successor liability to accrue to the Buyer in connection with any Employee Benefit Plan of the Seller.

         (t) GUARANTIES. Except as disclosed in Section 4(t) of the Disclosure Schedule, the Seller is not a guarantor of or otherwise liable for any Liability or obligation (including indebtedness) of any other person in connection with the Acquired Assets that would, in the event of any past or future occurrence (including the passage of time) relative to such guarantee or liability, constitute or result in a Material Adverse Effect or a direct or indirect claim or lien on any of the Acquired Assets.

         (u)  ENVIRONMENT, HEALTH, AND SAFETY.

              (i) The Seller and, to its Knowledge, its respective predecessors and Affiliates have complied with all Laws applicable to any of the Acquired Assets concerning the environment, public health and safety, except where such failure to comply will not have a Material Adverse Effect, and no Adverse Consequence has been filed or commenced against the Seller alleging any failure to comply with any such Law where such Adverse Consequence or failure so to comply would have a Material Adverse Effect.

              (ii) In connection with any of the Acquired Assets, the Seller has no Liability arising out of its operation of the Acquired Assets since its original acquisition thereof (and, to the

Knowledge of the Seller, there is no Basis related to the past or present operations, properties, or facilities of the Seller and its respective predecessors and Affiliates for any Adverse Consequence against the Seller giving rise to any Liability) under any Law concerning the release or threatened release of hazardous substances, public health and safety, pollution, or protection of the environment, except for such Liability that would not constitute a Material Adverse Effect.

              (iii) In connection with any of the Acquired Assets, the Seller and, to the Knowledge of the Seller, its respective predecessors and Affiliates have not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the Basis for any Adverse Consequence for damage to any site, location, or body of water (surface or subsurface), or for illness or personal injury, except for any such Liability or Adverse Consequence that would not constitute a Material Adverse Effect.

              (iv) In connection with any of the Acquired Assets, the Seller has no Liability for (and the Seller has not exposed any employee to) any substance or condition that could form the Basis for any Adverse Consequence for any illness of or personal injury to any employee, except for any such Liability or Adverse Consequence that would not constitute a Material Adverse Effect.

              (v) With respect to the Acquired Assets, the Seller has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, local, and foreign laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes, except for any such noncompliance that would not constitute a Material Adverse Effect.

              (vi) To the Knowledge of the Seller, all properties and equipment used by the Seller in connection with any of the Acquired Assets have been free of asbestos, PCB's, methylene chloride, trichloroethylene, and any other Extremely Hazardous Substances.

              (vii) Any and all product labeling of the Seller in connection with any of the Acquired Assets has been in conformity with applicable Laws in all material respects.

              (viii) To the Knowledge of the Seller, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on any real property that the Seller, in connection with any of the Acquired Assets, leases or ever has owned or leased during the period of such ownership or leasing, and the Seller is not aware of any such occurrence thereon at any other time.

         (v)  LEGAL COMPLIANCE.

              (i) The Seller has complied with all Laws applicable to the Seller with respect to the Acquired Assets, and no Adverse Consequence with respect to the Acquired Assets has been filed or commenced against the Seller alleging any failure to comply with any such Law that could have a Material Adverse Effect.

              (ii) The Seller has not:

                   (A) made or agreed to make any contribution, payment, or gift of funds or property to any governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under the Law;

                   (B) established or maintained any unrecorded fund or asset for any purpose, or made any false entries on any books or records for any reason; or

                   (C) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local, or foreign public office.

              (iii) The Seller filed in a timely manner all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all material respects) under all applicable Laws with respect to any of the Acquired Assets where the failure so to file would have a Material Adverse Effect.

              (iv) The Seller has possession of all records and documents with respect to any of the Acquired Assets that it was required to retain under all applicable Laws.

         (w)  DISCLOSURE.  The representations and warranties contained in this
Section 4 do not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

         (x)  FINDERS', BROKERS', AND AGENTS' FEES.  The Seller has no
Liability or obligation to pay any fees or commissions to any broker, finder, or agent (other than the obligation to pay Christopher A. Wheeler a sum equal to $27,000 as a finder's fee) with respect to the transactions contemplated by this Agreement for which the Buyer would become liable or obligated.

         (y)  EXEMPTION FROM REGISTRATION.

              (i) The Seller acknowledges that the Purchase Shares will be issued in accordance with an exemption from the registration requirements under the Securities Act and that the Purchase Shares cannot be sold, assigned, transferred, hypothecated, or otherwise disposed of unless (A) the Purchase Shares are included in a registration statement filed with, and declared effective by, the SEC, or (B) in the opinion of counsel reasonably satisfactory to the Buyer, an exemption from the registration requirements is available.

              (ii) The Seller further acknowledges that, for the Purchase Shares to be sold, absent inclusion in an effective registration statement or the applicability of some other exemption from such registration requirements, the Seller would have to comply with Rule 144, promulgated under the Securities Act, which Rule, as currently in effect, requires among other things, the satisfaction of a two-year holding period.

              (iii) The Seller also acknowledges and agrees that (A) the Buyer is under no obligation to include any of the Purchase Shares in any registration statement that may be filed by the Buyer with the SEC, (B) the certificates evidencing the Purchase Shares will bear an appropriate restrictive legend, and
(C) a stop transfer notation will be placed on the books and records of the Buyer's transfer agent.

         (z) DESIGNATION. The Seller acknowledges that at Closing the Buyer shall have the right, at its sole discretion, to designate that the Seller convey the Acquired Assets and the Assumed Liabilities directly to any wholly owned subsidiary of the Buyer, including without limitation GFFC Acquisition Corporation, a California corporation.


    5. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.

         (a) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of Nevada. The Buyer is in good standing and qualified to do business under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification where the failure to be so qualified would have a material adverse effect. The Buyer has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned, leased and used by it.

         (b) CAPITALIZATION. The authorized capitalization of the Buyer consists of 5,000,000 shares of $.001 par value preferred stock, of which no shares are outstanding at the date of this Agreement, and 10,000,000 shares of $.001 par value common stock, of which 620,000 shares are outstanding at the date of this Agreement. To the Knowledge of the Buyer, all outstanding shares have been duly authorized, validly issued, and are fully paid and non-assessable, and all such shares were issued in compliance in all material respects with applicable federal and state securities law. Except as set forth
(1) in the Buyer's Financial Statements or (ii) in Section 5(d) of the Disclosure Schedule, there are no outstanding or presently authorized securities, warrants, preemptive rights, subscription rights, options or related commitments or agreements of any nature to issue any of the Buyer's securities.

         (c) PURCHASE SHARES. Upon issuance, the Purchase Shares will be duly authorized, validly issued, fully paid, and nonassessable.

         (d) AUTHORIZATION OF TRANSACTION. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, neither of which requires the approval of the Buyer's shareholders. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity.

         (e) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any Law to which the Buyer is subject or any provision of its Articles of Incorporation or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. Except for compliance with certain notice filing provisions under the state and federal securities laws, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency for the Parties to consummate the transactions contemplated by this Agreement.

         (f)  FINANCIAL STATEMENTS.

              (i) Attached hereto as Section 5(f) of the Disclosure Schedule are the following financial statements of the Buyer (collectively the "the Buyer Financial Statements"): unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flows as of and for the period from the Buyer's date of incorporation through the end of the last full month prior to the Closing Date.

              (ii) The Buyer Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby, are correct and complete in all material respects, and are consistent with the books and records of the Buyer (which books and records are correct and complete in all material respects), subject to normal year-end adjustments (which will not be material).

         (g) LITIGATION. Except as set forth in the Buyer's Financial Statements (including any Notes thereto), the Buyer is not (i) subject to any Adverse Consequence that would have a material adverse effect, or (ii) a party or, to the Knowledge of the Buyer, threatened to be made a party to, any Adverse Consequence that would have a Material Adverse Effect.

         (h) ENVIRONMENT, HEALTH, AND SAFETY. To the Knowledge of the Buyer, there are no (A) claims of violation by the Buyer of any federal, state, or local environmental protection laws and regulations where such violation would have a Material Adverse Effect, and the Buyer has not received any notice of such violation; and (B) material capital expenditures required for compliance with any federal, state, or local laws or regulations now in force relating to an Extremely Hazardous Substance.

         (i) BROKERS' FEES. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

         (j)  BUYER'S FINANCING DOCUMENTS.  Attached to this Agreement as
Section 5(j) of the Disclosure Schedule are true and accurate copies of each of the following:

              (i) all offering documents distributed by the Buyer or any of its agents or affiliates in connection with the equity offering described in paragraph (m) of this Section 5,

              (ii) all loan, security, and other promissory notes and agreements entered into by the Buyer or any of its affiliates in connection with the transaction(s) described in Section 4 of the Note, and

              (iii) all agreements and other instruments by which the Seller's claims under the Note and the Security Agreement may be subordinated to the claims of any other person or entity not a party to this Agreement.

         (k)  DISCLOSURE.  The representations and warranties contained in this
Section 5 do not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5 not misleading.

         (l)  LEGAL COMPLIANCE.

              (i) The Buyer has complied in all material respects with all Laws, and no Adverse Consequence has been filed or commenced against The Buyer alleging any failure to comply with any such Law that could have a Material Adverse Effect.

              (ii) The Buyer has not:

                   (A) made or agreed to make any contribution, payment, or gift of funds or property to any governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under the Law;

                   (B) established or maintained any unrecorded fund or asset for any purpose, or made any false entries on any books or records for any reason; or

                   (C) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local, or foreign public office.

              (iii)The Buyer has filed in a timely manner all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all material respects) under all applicable Laws where the failure so to file would have a Material Adverse Effect.

              (iv) The Buyer has possession of all material records and documents that it is required to retain under all applicable Laws, except where the failure so to retain would not have a Material Adverse Effect.

         (m) EQUITY FINANCING. Between the date of this Agreement and the Closing Date, the Buyer has raised not less than $250,000 through a private offering of its equity securities.

    6. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 7 below).

         (b) NOTICES AND CONSENTS. The Seller will give any notices to third parties, and the Seller will use its reasonable best efforts to obtain any third party consents, that the Buyer may request in connection with the matters pertaining to the Acquired Assets and/or the Assumed Liabilities disclosed or required to be disclosed in the Disclosure Schedule. Each of the Parties will take any additional action that may be reasonably necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of government agencies, and third parties that it may be required to give, make, or obtain. Without limiting the generality of the foregoing, the Seller will use its reasonable best efforts to obtain the required consents of the landlords of the Division to the assignments to the Buyer of the leases for the Division; and the Seller agrees to pay any and all reasonable charges or costs imposed by any of such landlords in connection with obtaining such consents.

         (c) OPERATION OF BUSINESS. In connection with the Acquired Assets, the Seller will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course of Business.

         (d) PRESERVATION OF BUSINESS. In connection with the Acquired Assets and the Assumed Liabilities, the Seller will keep its business substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers and employees.

         (e) PAYMENT OF DEBTS AND OBLIGATIONS OF THE DIVISION. Except for the Assumed Liabilities or otherwise as agreed by the Buyer, all debts and obligations of the Division or of the Seller related to the Acquired Assets shall be paid or provided for prior to the Closing.

         (f) FULL ACCESS. The Seller will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with normal business operations of the Seller, to all premises, properties, books, records, contracts, Tax records, and documents of the Seller pertaining to the Acquired Assets and the Assumed Liabilities.

         (g) NOTICE OF DEVELOPMENTS. The Seller will give prompt written notice to the Buyer of (i) any material developments affecting the Acquired Assets or Assumed Liabilities and (ii) any occurrence or event rendering any of the Seller's representations and warranties in Section 4 of this Agreement inaccurate, incorrect or incomplete in any material respect. The Buyer will give prompt written notice to the Seller of (A) any materially adverse developments affecting the assets, Liabilities, business, financial condition, operations, results of operations or future prospects of the Buyer and (B) any occurrence or event rendering any of the Buyer's representations and warranties inaccurate, incorrect or incomplete in any material respect. Each Party will give prompt written notice to the other of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement. No disclosure by any Party pursuant to this Section 6(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (h)  EXCLUSIVITY.  Prior to the Closing, the Seller will not
(i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) liquidation, dissolution, or recapitalization,
(B) merger or consolidation, (C) acquisition or purchase of securities or assets, or (D) similar transaction or business combination involving the Division or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Seller will notify the Buyer immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         (i) FOREIGN PERSON AFFIDAVIT. The Seller shall, upon request of the Buyer, furnish to the Buyer on or before Closing a sworn Affidavit stating under penalty of perjury that Seller is not a "foreign person" as such term is defined in Section 1445(f)(3) of the Code or such other evidence that the Buyer is not required to withhold taxes from the Purchase Price as the Buyer may reasonably determine to meet the requirements of Sections 1445(b)(4) and 1445(b)(5) of the Code.


    7.   CONDITIONS TO OBLIGATION TO CLOSE.

         (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of each and all of the following conditions (PROVIDED, HOWEVER, that the Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing):

              (i) each of the representations and warranties of the Seller set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

              (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

              (iii) no Adverse Consequence shall be pending or threatened, wherein an unfavorable determination would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own, operate, or control the Acquired Assets, except where such adverse determination as to clause (C) would not constitute a Material Adverse Effect;

              (iv) the Seller shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise, except as to Section 7(a)(iii), which may be qualified to the Knowledge of the Seller) to the effect that each of the conditions specified above in clauses (i)-(iii) of
Section 7(a) is satisfied in all respects;

              (v) the Seller shall have delivered to the Buyer a current UCC-1 search profile that may affect or relate to any of the Acquired Assets as of the Closing Date;

              (vi) consents shall have been received from the respective landlords of the Division to the assignments to the Buyer of substantially all of the respective leases for the Division, on terms and conditions that are reasonably satisfactory to the Buyer;

              (vii) each Party hereto shall have executed and delivered to the other Party an Allocation Schedule reasonably acceptable to the Buyer;

              (viii) the Seller's Board of Directors shall have approved the transactions contemplated by this Agreement; and

              (ix) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer.

         (b) CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (PROVIDED, HOWEVER, that the Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing:

              (i) the Seller shall have duly received the Second Deposit, in the form of cash, a cashier's or certified check, or a wire transfer in accordance with the Seller's instructions, and the funds comprising the Second Deposit shall have been cleared by the Seller's bank and duly credited to it;

              (ii) each of the representations and warranties of the Buyer set forth in Section 5 above shall be true and correct in all material respects at and as of the Closing Date;

              (iii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

              (iv) no Adverse Consequence shall be pending or threatened, wherein an unfavorable determination would (A) prevent consummation of any of the transactions contemplated by this Agree-ment or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

              (v) the Buyer shall have delivered to the Seller a certificate (without qualification as to knowledge or materiality or otherwise, except as to Section 7(b)(iv), which may be qualified to the Knowledge of the Buyer) to the effect that each of the conditions specified above in clauses (i)-(iv) of
Section 7(b)is satisfied in all respects;

              (vi) the Board of Directors of the Buyer shall have approved the transactions contemplated by this Agreement;

              (vii) none of the landlords of the Seller shall have imposed unreasonable costs or terms in connection with its consent to the Acquisition;

              (viii) each Party hereto shall have executed and delivered to the other Party an Allocation Schedule reasonably acceptable to the Seller; and

              (ix) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

    8.   TERMINATION.

         (a) TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below.

              (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing.

              (ii) The Buyer may terminate this Agreement

                   (A) by giving written notice to the Seller at any time prior to the Closing if the Seller is in breach of any representation, warranty, or covenant contained in this Agreement in any material respect and fails to cure such breach within five (5) calendar days of notice thereof from the Buyer; PROVIDED, HOWEVER, that if the Buyer does not terminate this Agreement because of any disclosed breach by the Seller and chooses to consummate the transactions contemplated by this Agreement, then the Buyer shall be deemed to have waived such disclosed breach for the purposes of this Agreement; or

                   (B) by giving written notice to the Seller at any time prior to the Closing if the Closing shall not have occurred on or before the 3Oth day following the date of this Agreement by reason of the failure of any unwaived condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

              (iii) The Seller may terminate this Agreement

                   (A) by giving written notice to the Buyer at any time prior to the Closing if the Buyer is in breach of any representation, warranty, or covenant contained in this Agreement in any material respect and fails to cure such breach within five (5) calendar days of notice thereof from the Seller; PROVIDED, HOWEVER, that if the Seller does not terminate this Agreement because of any disclosed breach by the Buyer and chooses to consummate the transactions contemplated by this Agreement, then the Seller shall be deemed to have waived such disclosed breach for the purposes of this Agreement; or

                   (B) by giving written notice to the Buyer at any time prior to the Closing if the Closing shall not have occurred on or before the 30th day following the date of this Agreement by reason of the failure of any unwaived condition precedent under Section 7(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

         (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 8(a) above, all obligations of the Parties hereunder shall terminate (except as otherwise provided in Section 2 hereof), without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).


    9.   INDEMNIFICATION.

         (a) OBLIGATION OF THE SELLER TO INDEMNIFY. The Seller hereby indemnifies and holds harmless the Buyer and the Buyer's directors, officers, employees, and agents in respect of any and all Adverse Consequences incurred by Buyer in connection with each and all of the following; PROVIDED, HOWEVER, that such indemnification (A) shall be limited in aggregate amount to the outstanding principal balance of the Note at the time the Notice described in paragraph (c), below, is delivered, and (B) shall not be available for the first $10,000 (in the aggregate) as to which the Buyer would otherwise be entitled to indemnification in the aggregate hereunder:

              (i) Any misrepresentation or breach of any warranty made by the Seller in this Agreement or in any Schedule, Exhibit, or other document attached hereto or delivered to the Buyer by the Seller or any officer of the Seller in connection with the transactions contemplated hereby.

              (ii) The breach of any covenant, agreement, or obligation of the Seller contained in this Agreement or any Schedule or Exhibit hereto or any other instrument specifically contemplated by this Agreement.

              (iii) Any misrepresentation contained in any statement in writing or certificate furnished by an officer of the Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

              (iv) Unless and to the extent they are Assumed Liabilities, any unpaid liability, obligation, or claim for Taxes owed by the Seller which could affect or constitute a lien or claim with respect to the Acquired Assets with respect to any period ending on or before the Closing Date.

              (v) Any misrepresentation in or omission from any list, Schedule, Exhibit, certificate or other instrument required to be furnished or specifically contemplated to have been furnished pursuant to this Agreement to the Buyer or its authorized representatives.

              (vi) Unless and to the extent they are Assumed Liabilities, any and all payments due and owing by the Seller to its employees who leave the Seller's employ and become employees of the Buyer with respect to periods of employment up to the Closing insofar as such payments relate to salary, bonuses, compensation, vacation pay, sick leave, retirement benefits and/or fringe benefits as shown on the various employee benefit plans which the Seller currently maintains and any other forms of remuneration owed by the Seller to its employees.

              (vii) Any other liability arising out of or related to the operation of the business of the Division prior to the Closing Date, except for and to the extent of the Assumed Liabilities.

         (b) OBLIGATIONS OF THE BUYER. The Buyer hereby indemnifies and holds harmless the Seller in respect of any and all Adverse Consequences incurred by the Seller in connection with each and all of the following:

              (i) Any misrepresentation or breach of any warranty made by the Buyer in this Agreement or in any Schedule, Exhibit, or other document attached hereto or delivered to the Seller by the Buyer or any officer of the Buyer in connection with the transactions contemplated hereby.

              (ii) The breach of any covenant, agreement, or obligation of the Buyer contained in this Agreement or any Schedule or Exhibit hereto or any other instrument specifically contemplated by this Agreement.

              (iii) Any misrepresentation contained in any statement in writing or certificate furnished by an officer of the Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

              (iv) The failure to pay or perform any of the Assumed
Liabilities.

              (v) Any other liability arising out of or related to the operation of the business of the Division on or after the Closing Date.

         (c) METHOD OF ASSERTING CLAIMS FOR INDEMNIFICATION. Whenever any claims shall arise for indemnification hereunder, the party seeking indemnification (the "Indemnitee") shall promptly notify the other party (the "Indemnitor") of the claim and, when known, the facts constituting the basis for such claim. If any claim for indemnification hereunder results from or is in connection with any claim or Adverse Consequence by a person who is not a party to this Agreement (the "Third-Party Claim"), such notice shall also specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnitee shall give the other party prompt notice of any such claim and the Indemnitor shall undertake the defense thereof by representatives of its own choosing, reasonably satisfactory to the Indemnitee, at the expense of the Indemnitor. The Indemnitee shall have the right to participate in any such defense of a Third-Party Claim with advisory counsel of its own choosing, at its own expense. If the Indemnitor fails to defend within a reasonable time after notice of any such Third-Party Claim, the Indemnitee or any subsidiary or affiliate of the Indemnitee shall have the right to undertake the defense, compromise, or settlement of such Third-Party Claim on behalf and for the account of the Indemnitor, at the Indemnitor's expense and risk. The Indemnitor shall not, without the Indemnitee's written consent, settle or compromise any such ThirdParty Claim or consent to entry of any judgment that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to Indemnitee of an unconditional release from all liability in respect of such Third-Party Claim. Notwithstanding any provision herein to the contrary, failure of Indemnitee to give any notice required by this Section shall not constitute a waiver of Indemnitee's right to indemnification or a defense to any claim by Indemnitee hereunder.

         (d) MEANS OF INDEMNIFICATION. All indemnification hereunder shall be effected upon demand as follows:

              (i) if the Buyer is the Indemnitor, by prompt payment of cash, delivery of a cashier's check or wire transfer in the amount of the indemnification liability, or

              (ii) if the Seller is the Indemnitor, (A) first by reduction of the principal balance of the Note, and (B) to the extent that the remaining principal balance of the Note is less than the Seller's indemnification obligation hereunder, by prompt payment of cash, delivery of a cashier's check, or wire transfer in the amount of the balance of the Buyer's indemnification liability.

         (e)  SURVIVAL OF RIGHTS TO INDEMNIFICATION.

              (i) The indemnities contained herein shall survive the Closing for a period of six (6) months after the Closing Date.

              (ii) In addition to the foregoing provision of this paragraph
(e), and notwithstanding anything else in this Agreement to the contrary, the Seller shall remain liable with respect to any Adverse Consequence, whether or not asserted or commenced, relating to the Acquired Assets which has arisen prior to the Closing Date; PROVIDED that, as to any such Adverse Consequence as to which the Buyer first obtains knowledge after the Closing Date, the Seller receives written notice of such Adverse Consequence promptly after the Buyer has knowledge thereof; and PROVIDED, FURTHER, that, as to each such Adverse Consequence, the Seller has complete and exclusive authority to investigate, process, defend and settle such Adverse Consequence.


    10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the respective parties contained in this Agreement shall survive the Closing for a period of six (6) months after the Closing Date.


    11.  MISCELLANEOUS.

         (a)  NOTICES.

              (i) All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by overnight delivery, confirmed telecopy or prepaid first class registered or certified mail, return receipt requested, to the following addresses, or such other addresses as are given to the other parties to this Agreement in the manner set forth herein:

                   (A)  If to the Buyer, to:

                   The Good Food Fast Companies
                   C/o Pacific Culinary Capital
                   1280 Bison Street, Suite B9-243
                   Newport Beach, CA 92660
                   Attn.:  Christopher A. Wheeler, President
                   Telephone Number:   (714) 444-4939
                   Telecopier Number:  (714) 444-4952

                   With a courtesy copy to:

                   Barry Falk, Esq.
                   Jeffers, Wilson & Shaff, LLP
                   18881 Von Karman Avenue, Suite 1400
                   Irvine, CA 92612
                   Telephone Number:   (714) 660-7700
                   Telecopier Number:  (714) 660-7799

                   (B)  If to the Seller, to:

                   Java Centrale, Inc.
                   1610 Arden Way, Suite 145
                   Sacramento, California 95815
                   Attn.: Steven J. Orlando
                   Telephone Number:   (916) 568-2310
                   Telecopier Number:  (916) 568-6446

                   with a courtesy copy to:

                   Philip S. Boone, Jr., Esq.
                   C/o Rosenblum, Parish & Isaacs, PC
                   555 Montgomery Street, 15th Floor
                   San Francisco, California 94111
                   Telephone Number:   (415) 421-8232
                   Telecopier Number:  (415) 397-5383


              (ii) Any such notices shall be effective when delivered in person or sent by telecopy, one business day after being sent by overnight delivery or three (3) business days after being sent by registered or certified mail. Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.

         (b) FURTHER ASSURANCES. At any time, and from time to time, each Party will execute such additional instruments and take such action as may be reasonably requested by the other Party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

         (c) COSTS AND EXPENSES. The Buyer agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

         (d) TIME. Time is of the essence in the performance of this Agreement.

         (e) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

         (f) AMENDMENT. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

         (g) ASSIGNMENT. Except as provided in Section 5(y), above, this Agreement may not be assigned by any party hereto without the prior written consent of the other party.

         (h) CHOICE OF LAW. This Agreement will be interpreted, construed and enforced in accordance with the internal laws of the State of California, without reference to the choice of laws provisions thereof.

         (i) HEADINGS. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (j) NUMBER AND GENDER. Words used in this Agreement, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

         (k) CONSTRUCTION. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

         (l) EFFECT OF WAIVER. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

         (m) SEVERABILITY. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement-affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

         (n)  ENFORCEMENT.

              (i) Should it become necessary for any party to institute legal action, or arbitration as provided in clause (iii) of this paragraph (n), to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs.


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

              (ii) The parties hereto acknowledge and agree that any party's remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party, without posting any bond, shall be entitled to obtain, and the offending party agrees not to oppose the aggrieved party's request for, equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

              (iii) Any dispute, controversy, or matter arising under this Agreement (other than disputes which properly fall within the jurisdiction of a small claims court) shall be resolved by binding arbitration, conducted in San Francisco, California, pursuant to the rules of commercial arbitration of the American Arbitration.

         (o) BINDING NATURE. This Agreement will be binding upon and will inure to the benefit of any successor or successors of the parties hereto.

         (p) NO THIRD-PARTY BENEFICIARIES. No person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement. It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.

         (q) COUNTERPARTS. This Agreement may be executed in one or more counterparts, including electronically transmitted counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         (r) PRESS RELEASES AND ANNOUNCEMENTS. Neither of the Parties shall make any public disclosure or press release concerning the subject matter of this Agreement without the prior consent of the other. In each such instance, such consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Seller






                        [THIS SPACE INTENTIONALLY LEFT BLANK]






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shall be permitted to make such public disclosure without such consent if its counsel deems such disclosure necessary to comply with applicable federal and/or state laws.


    IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.


SELLER:                                JAVA CENTRALE, INC.
                                       a California corporation



                                       By:_____________________________________
                                            Gary C. Nelson
                                            Its President



BUYER:                                 THE GOOD FOOD FAST COMPANIES
                                       a Nevada corporation



                                       By:_____________________________________
                                            Christopher A. Wheeler
                                            Its President






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